Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CENTRAL BANCOMPANY, INC.

Article I

The name of the corporation is “Central Bancompany, Inc.” (the “Corporation”).

Article II

The address of the Corporation’s registered agent is 238 Madison Street, Jefferson City, Missouri 65101, and the name of the Corporation’s registered agent at such address is Jeremy Colbert.

Article III

The aggregate number of shares of stock which the Corporation shall have authority to issue is Six Hundred Million (600,000,000) shares consisting of Five Hundred Million (500,000,000) shares of Class A Common Stock, each of the par value of one cent ($0.01) per share, Fifty Million (50,000,000) shares of Class B Common Stock, each of the par value of one cent ($0.01) per share and Fifty Million (50,000,000) shares of Preferred Stock, each of the par value of one cent ($0.01) per share.

Immediately upon the effectiveness of these Second Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”) (the “Effective Time”), each share of Class B Common Stock (consisting of 2,866,135 shares in the aggregate outstanding immediately prior to the Effective Time) shall automatically, without any further action on part of the Corporation or any holder of Class B Common Stock, and whether or not the certificates representing such shares of Class B Common Stock are surrendered to the Corporation or its transfer agent, be reclassified as and converted into one (1) share of validly issued, fully paid and non-assessable Class A Common Stock (consisting of an aggregate 2,866,135 shares of Class A Common Stock), which Class A Common Stock shall have the powers, designations, preferences, qualifications, limitations, restrictions and the special or relative rights set forth in these Articles of Incorporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of Class B Common Stock shall, from and after the Effective Time, automatically be cancelled without the necessity of presenting the same for exchange, and the shares of Class A Common Stock into which such shares of Class B Common Stock shall have been reclassified pursuant to this Article III shall be uncertificated.

A statement of the powers, designations, preferences, qualifications, limitations, restrictions and the special or relative rights of the Class A Common Stock, the Class B Common Stock and the Preferred Stock is as follows:

I.            Common Stock.

A.            Identical Rights. Except as otherwise provided by law or in these Articles of Incorporation, the rights of the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be identical.

B.            Voting Rights. Except as is otherwise required by law (including without limitation Section 351.093 of the General and Business Corporation Law of Missouri, as amended (the “GBCL”) or any successor provision) with respect to specific matters upon which the holders of the Class B Common Stock must or shall be entitled to vote, all voting rights shall be vested exclusively in the holders of the Class A Common Stock and none of the holders of Class B Common Stock shall have any voting rights or be entitled to any notice of meetings of shareholders.

C.            Liquidation or Dissolution. Subject to the rights of the holders of any shares of Preferred Stock then issued and outstanding, in the event of a voluntary or an involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock shall be entitled pro rata to all of the net assets of the Corporation without distinction as to class of stock.

D.            Dividends. Subject to the rights of the holders of any shares of Preferred Stock then issued and outstanding, the holders of shares of the Class A Common Stock and the Class B Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation (the “Board”) out of funds legally available therefor, without distinction as to class of Common Stock (except as provided below). No dividend payable in shares of stock of the Corporation shall be declared or paid to the holders of outstanding shares of the Class A Common Stock unless a dividend payable in shares of stock of the Corporation is declared and paid at the same time and at the same rate per share to all of the holders of outstanding shares of the Class B Common Stock; and no dividend payable in shares of stock of the Corporation shall be declared or paid to the holders of outstanding shares of Class B Common Stock unless a dividend payable in shares of stock of the Corporation is declared and paid at the same time and at the same rate per share to all of the holders of outstanding shares of Class A Common Stock; provided, that any such stock dividend shall be payable only as follows: (a) the shares of stock of the Corporation to be paid as a stock dividend in respect of the outstanding shares of Class A Common Stock shall consist only of shares of Class A Common Stock, and the shares of stock of the Corporation to be paid as a stock dividend in respect of the outstanding shares of Class B Common Stock shall consist only of shares of the Class B Common Stock or (b) said stock dividend shall be payable solely in shares of Class B Common Stock or Preferred Stock as to both outstanding shares of Class A Common Stock and Class B Common Stock.

II.            Preferred Stock. The Preferred Stock may be issued from time to time in any one or more series or classes, which series or classes shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board prior to the issuance of such Preferred Stock (the authority to adopt said resolution or resolutions being expressly vested in the Board by this provision) including without limitation the designation of any one or more of the following:

(a)            A distinctive serial or class designation of the shares of any such series or class;

(b)            The right, if any, of the holders of shares of such series or class to vote and the manner of voting, except as may otherwise be provided by law;

(c)            The date and time at which, and the terms and conditions on which, if any, dividends on such series or class shall be paid;

(d)            The rights of the holders of shares of such series or class upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;

(e)            The right, if any, of the holders of shares of such series or class to convert the same into or exchange the same for other classes of stock of the Corporation and the terms and conditions for such conversion and exchange;

(f)            The redemption price or prices and the time, if any, at which, and the terms and conditions on which, the shares of such series or class may be redeemed;

(g)            Such other preferences and rights, privileges and restrictions applicable to any such series or class as may be permitted by law.

Article IV

No holder of stock of the Corporation of any class shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized, and all such additional shares of stock or other securities convertible into stock may be issued and disposed of by the Board to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board, in their absolute discretion, may deem advisable.

Article V

The names and places of residence of the incorporators are as follows:

Name	Residence

Sam B. Cook	3308 Country Club Drive
Jefferson City, Missouri 65101

Howard W. Cook	317 Old Gibler Road
Jefferson City, Missouri 65101

Article VI

I.            Board of Directors.

The property and business of the Corporation shall be controlled and managed by the Board. Qualifications of directors comprising the Board (each, a “Director”) may be prescribed in the bylaws of the Corporation (the “Bylaws”). The number of Directors shall be fixed by, or in the manner provided in, the Bylaws; provided that the Bylaws shall provide for three (3) or more Directors. Any change in the number of Directors shall be reported to the Secretary of State of the State of Missouri within thirty (30) calendar days of the change. The Board shall be divided into three classes, as nearly equal in number as possible, with the mode of such classification to be provided for in the Bylaws. Except as otherwise provided in the Bylaws with respect to the implementation of this Article VI, at the meeting of shareholders held for the election of the initial classified Board, the Directors of the first class shall be elected for a term of one year; the Directors of the second class for a term of two years; and the Directors of the third class for a term of three years; and at each annual election the successors to the class of Directors whose terms shall expire that year shall be elected to hold office for a term of three years, with the term of office of one class expiring each year.

II.            Removal of Directors.

Subject to any limitation imposed by law, Directors may be removed only (a) for cause, by a majority of the Board, as provided by law, in the event a Director fails to meet the qualifications stated in the Bylaws for election as a Director or in the event such Director is in breach of any agreement between such Director and the Corporation relating to such Director’s service as a Director or employee of the Corporation, or (b) with or without cause, by a vote of the holders of two-thirds of the shares then entitled to vote at an election of Directors, voting as a single class. Any such vote by the shareholders shall be in addition to the separate vote of any particular class or series of capital stock of the Corporation required by or pursuant to law, the Articles of Incorporation or otherwise.

Article VII

The duration of the Corporation is perpetual.

Article VIII

The purposes of the Corporation are to engage in any lawful act or activity for which a corporation now or hereafter may be organized under the GBCL.

Article IX

The Board shall have the power to make, alter, amend or repeal the Bylaws from time to time. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

Article X

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation.

Article XI

The liability of the Corporation’s Directors to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a Director shall be eliminated to the fullest extent permitted under the GBCL. Any repeal or modification of this Article XI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Article XII

I.            Indemnification of Directors, Officers, Employees and Agents.

The Board may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or other proceeding, by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation or of any subsidiary owned or controlled by the Corporation, to the full extent, and in the manner provided in Section 351.355 of the GBCL, and the Board may purchase and maintain insurance to indemnify the Directors, officers, employees and agents of the Corporation and its subsidiaries, as provided in that Section of the GBCL.

II.           Actions Involving Directors, Officers or Employees.

The Corporation shall indemnify any person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of the fact that he or she is or was a Director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; provided, that no such person shall be indemnified (a) except to the extent that the aggregate of losses to be indemnified under the provisions of this Article XII exceeds the amount of such losses for which the Director, officer or employee is insured pursuant to any directors and officers liability insurance policy maintained by the Corporation; (b) in respect to remuneration paid to such person if it shall be finally adjudged that such remuneration was in violation of law; (c) on account of any suit in which judgment is rendered against such person for an accounting of profits made from the purchase or sale by such person of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (d) on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; and (e) if it shall be finally adjudged that such indemnification is not lawful.

III.         Actions Involving Agents.

The Corporation may indemnify any person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of the fact that he or she is an agent of the Corporation; or is or was serving at the request of the Corporation as an agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, all to the full extent permitted by law.

IV.          Determination of Right to Indemnification in Certain Instances.

Any indemnification under Section I of this Article XII (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made that indemnification of the Director, officer or employee is not proper in the circumstances because he or she has not satisfied the conditions set forth in such Section I. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders; provided, that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

Any indemnification under Section II of this Article XII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such Section II. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

V.          Advance Payment of Expenses.

Expenses incurred by a Director, officer, employee or agent in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation as authorized in this Article XII.

VI.         Successful Defense.

Notwithstanding any other provision of this Article XII, to the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of an action without admission of liability) in defense of any action, suit or proceeding referred to in Sections I or II of this Article XII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

VII.        Not Exclusive Right.

The indemnification provided by this Article XII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Without limiting the generality of the foregoing, in the event of conflict between the provisions of this Article XII and the provisions of any agreement adopted by the shareholders between the Corporation on the one hand, and any Director, officer, employee or agent of the Corporation on the other, providing for indemnification, the terms of such agreement shall prevail. Any indemnification, whether required under this Article XII or permitted by statute or otherwise, shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

VIII.       Insurance.

The Board shall have the power to cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article XII .

IX.         Subsidiaries of Corporation.

For the purposes of this Article XII, (a) any officer, Director, or employee of the Corporation who shall serve as an officer, director, employee or agent of any other corporation, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any officer, director, or employee of any subsidiary corporation, venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board shall determine otherwise. In all instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor; or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

X.          Spousal Indemnification.

The spouse of a person entitled to indemnification under Section I of this Article XII or who is granted indemnification under Section II of this Article XII shall be entitled to be so indemnified; provided, that the spouse was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), or was or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, but not limited to, an action by or in the right of the Corporation), solely by reason of the spousal relationship to the person entitled to indemnification under Section I hereof or who is granted indemnification under Section II hereof.

Article XIII

Section 351.407 of the GBCL shall not apply to “control share acquisitions” of shares of the Corporation. Control share acquisitions shall have the meaning set forth in Section 351.015 of the GBCL.